Exhibit 99.1

PRESS RELEASE

AST SpaceMobile Provides Second Quarter 2021 Business Update

MIDLAND, TX, August 16, 2021 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today provided its business update for the second quarter of 2021.

“Since our public market debut on April 7th, we have made significant industrial, commercial and organizational progress towards delivering the SpaceMobile network,” said Abel Avellan, Chairman and CEO of AST SpaceMobile. “The launch of our next prototype spacecraft, BlueWalker 3, is expected in March 2022. We are also working day and night as we make progress in finalizing the design of our next-generation production spacecraft, BlueBird 1, with investments in our Midland, Texas facilities and global supplier development.”

Abel added, “today, we are also happy to announce that we are finalizing a Memorandum of Understanding with MTN Group to begin negotiations regarding testing alongside BlueWalker 3 for an initial two countries. We have entered into agreements and understandings with mobile network operators which collectively cover approximately 1.5 billion mobile subscribers.”

Business Highlights

●	Confirmed the BlueWalker 3 launch timing with SpaceX from Cape Canaveral during a window beginning March 2022
●	Continued investments in the buildout of our Midland, Texas facilities and global supplier development
●	Signed Memoranda of Understanding (“MOUs”) with Smart Communications, Africell, MUNI, UT Mobile, LIBTELCO and others
●	Increased to approximately 1.5 billion the number of subscribers represented by mobile network operators who have agreements and understandings with AST SpaceMobile as of August 16, 2021, compared to 1.3 billion at March 31, 2021
●	Regulatory approval received in 6 countries to date, which countries have a population of over 360 million
●	Growth of 62 employees across all offices in the second quarter of 2021, now with a team of 454, including 261 full-time employees, 49 full-time contractors and 144 employees of 3rd party engineering service providers working on AST SpaceMobile
●	Opened our UK Office at Space Park Leicester, which will house business development, engineering and regulatory functions

Second Quarter 2021 Financial Highlights

●	Ended the second quarter with cash and cash equivalents of $402.6 million and no financial debt as of June 30, 2021
●	Total operating expenses of $25.1 million for the second quarter of 2021, compared to $12.1 million in the first quarter of 2021, primarily due to an increase in research and development costs of $8.7 million
●	Incurred $51.7 million of capitalized costs, including non-recurring engineering relating to the BlueWalker 3 test satellite, as of August 16, 2021
●	Incurred $15.7 million of total investments in property and equipment, net of accumulated depreciation, as of June 30, 2021

Conference Call Information

AST SpaceMobile will hold a quarterly business update conference call at 5:00 p.m. (Eastern Time) today, August 16, 2021. The call will be accessible via a live webcast on the Events page of AST SpaceMobile’s Investor Relations website at https://investors.ast-science.com/. An archive of the webcast will be available shortly after the call.

About AST SpaceMobile

AST SpaceMobile is building the first and only global broadband cellular network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our team of engineers and space scientists is on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. Follow AST SpaceMobile on Twitter @AST_SpaceMobile and LinkedIn

For additional information or to be added to our investor relations email alerts list, please visit us at

https://investors.ast-science.com/ir-resources/email-alerts.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form S-1 Registration Statement filed with the SEC on June 25, 2021 (File No. 333-257425) as well as the Risk Factors contained in Part II, Item 1A of AST SpaceMobile’s Form 10-Q dated August 16, 2021.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form S-1 Registration Statement filed with the SEC on June 25, 2021 (File No. 333-257425) as well as the Risk Factors contained in Part II, Item 1A of AST SpaceMobile’s Form 10-Q dated August 16, 2021. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Second Quarter 2021 Financial Results

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands, except per share data)

	June 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$402,612	$42,777
Accounts receivable	1,273	2,081
Inventory	3,655	2,591
Prepaid expenses	5,578	1,249
Other current assets	1,474	2,234
Total current assets	414,592	50,932

Property and equipment:
BlueWalker 3 Satellite - construction in progress	38,659	27,013
Property and equipment, net	15,657	10,057
Total property and equipment, net	54,316	37,070

Other non-current assets:
Operating lease right-of-use assets, net	6,661	7,045
Intangible assets, net	398	526
Goodwill	3,792	3,912
Other assets and deposits	2,891	160
Total other non-current assets, net	13,742	11,643

TOTAL ASSETS	$482,650	$99,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,284	$4,990
Accrued expenses and other current liabilities	3,746	4,222
Deferred revenue	5,104	3,401
Current operating lease liabilities	470	504
Total current liabilities	15,604	13,117

Warrant liabilities	115,509	-
Non-current operating lease liabilities	6,340	6,541
Total liabilities	137,453	19,658

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.0001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2021	-	-
Class A common stock, $.0001 par value, 800,000,000 shares authorized, 51,729,704 shares issued and outstanding as of June 30, 2021	5	-
Class B common stock, $.0001 par value, 200,000,000 shares authorized, 51,636,922 shares issued and outstanding as of June 30, 2021	5	-
Class C common stock, $.0001 par value, 125,000,000 shares authorized, 78,163,078 shares issued and outstanding as of June 30, 2021	8	-
Additional paid-in capital	168,297	-
Common equity (pre-combination)	-	117,573
Accumulated other comprehensive loss	(373)	(168)
Accumulated deficit	(71,466)	(39,908)
Noncontrolling interest	248,721	2,490
Total stockholders’ equity	345,197	79,987

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$482,650	$99,645

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$2,773	$402	$3,735	$1,175

Cost of sales (exclusive of items shown separately below)	(1,112)	(772)	(2,019)	(1,801)

Gross profit (loss)	1,661	(370)	1,716	(626)

Operating expenses:
Engineering services	6,321	2,775	11,978	4,924
General and administrative costs	9,157	2,635	14,693	4,813
Research and development costs	9,052	-	9,356	43
Depreciation and amortization	567	185	1,182	305
Total operating expenses	25,097	5,595	37,209	10,085

Other income and expense:
Changes in fair value of warrant liabilities	(41,677)	-	(41,677)	-
Interest income	6	17	8	53
Interest expense	-	13	-	(9)
Other expense, net	(6)	(3)	(36)	(6)
Total other (expense) income	(41,677)	27	(41,705)	38

Loss before income tax expense	(65,113)	(5,938)	(77,198)	(10,673)
Income tax expense	(56)	-	(57)	-
Net loss	(65,169)	(5,938)	(77,255)	(10,673)

Add: Net loss attributable to noncontrolling interests	45,191	349	45,697	677
Net loss attributable to common shareholders	$(19,978)	$(5,589)	$(31,558)	$(9,996)

Basic and diluted net loss per share(1)	$(0.39)	N/A	$(0.39)	N/A

Basic and diluted weighted-average shares used in computing net loss per share(1)	51,729,704	N/A	51,729,704	N/A

(1)	Earnings per share information has not been presented for periods prior to the Business Combination (as defined in Note 1 of AST SpaceMobile’s Form 10-Q filed August 16, 2021), as it resulted in values that would not be meaningful to the users of these unaudited condensed consolidated financial statements. Refer to Note 12 in the Form 10-Q for further information.

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net loss	$(65,169)	$(5,938)	$(77,255)	$(10,673)
Other comprehensive loss
Foreign currency translation adjustments	(16)	(212)	(281)	(40)
Total other comprehensive loss	(16)	(212)	(281)	(40)
Total comprehensive loss	(65,185)	(6,150)	(77,536)	(10,713)
Add: Comprehensive loss attributable to noncontrolling interest	45,199	463	45,773	689
Comprehensive loss attributable to common shareholders	$(19,986)	$(5,687)	$(31,763)	$(10,024)

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(77,255)	$(10,673)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,074	200
Amortization of intangible assets	108	105
Change in fair value of warrant liabilities	41,677	-
Change in the carrying amount of right-of-use assets	371	141
Stock-based compensation	598	168
Changes in operating assets and liabilities:
Accounts receivable	748	(323)
Prepaid expenses and other current assets	(3,519)	(674)
Inventory	(1,163)	(743)
Accounts payable and accrued expenses	112	736
Operating lease liabilities	(220)	(141)
Deferred revenue	1,828	1,838
Other assets and liabilities	(2,731)	(23)
Net cash used in operating activities	(38,372)	(9,389)

Cash flows from investing activities:
Purchase of property and equipment	(6,998)	(1,269)
BlueWalker 3 Satellite - construction in process	(11,600)	(8,008)
Net cash used in investing activities	(18,598)	(9,277)

Cash flows from financing activities:
Proceeds from Business Combination	456,420	-
Direct and incremental costs incurred for the Business Combination	(39,542)	-
Repayment for founder bridge loan	-	(1,750)
Proceeds from issuance of Series B Preferred Stock	-	79,833
Issuance costs from issuance of Series B Preferred Stock	-	(7,745)
Net cash provided by financing activities	416,878	70,338

Effect of exchange rate changes on cash	(73)	(42)

Net increase in cash and cash equivalents	359,835	51,630
Cash and cash equivalents, beginning of period	42,777	26,498
Cash and cash equivalents, end of period	$402,612	$78,128

Supplemental disclosure of cash flow information:
Non-cash investing activities:
Purchases of construction in process in accounts payable	$1,813	$945
Purchases of property and equipment in accounts payable	517	219
Right-of-use assets obtained in exchange for operating lease liabilities as of January 1, 2020 upon adoption of ASC 842	-	6,472